Exhibit 10.9

EMPLOYMENT AGREEMENT

     This Employment Agreement (“the Agreement”) is made by and among Summit Brokerage Services. Inc., (“the Company”) its subsidiaries, and any successor company, currently at 25 Fifth Avenue, Indialantic, FL. 32903 and Ronald Caprilla (“Employee”) currently having an address at 3474 Sylvan Drive, W. Melbourne, FL. 32909.

WITNESSETH

     Whereas, the Company and Employee wish to set forth the terms and conditions upon which Employee shall hereinafter be employed by the Company.

     Now, Therefore, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      Term. Employee will be employed by the Company for the period of December 1, 2000, through December 1, 2002, unless sooner terminated in accordance with the terms of this Agreement (such period referred to as “the Term”). Optional terms will need the approval of the Company and Employee. As used in this Agreement, “Term” shall refer to the initial term only.

2.      Position. During the Term, Employee shall serve as the Vice President of Operations for the Company, and shall perform such duties as shall be delegated to him by the Company. Employee will be responsible for performing such duties with respect to all aspects of the company, including the broker-dealer, all insurance activities, registered investment advisor activities, and related company activities. Employee agrees to obtain both NASD Series 65 and Series 24 licenses within 120 days of this Agreement date. The Company agrees to absorb the costs of the related study materials and testing fees for these licenses.

3.      Compensation. During the Term of this Agreement, Employee shall receive an annual salary of eighty thousand dollars ($80,000.00) (subject to adjustments as set forth herein.) In addition, Employee shall receive special compensation in the form twenty-five percent (25%) of the net revenue from all assets under management in client accounts transferred from outside of the Company (for which Employee is the registered representative) into new accounts within the Company.

4.      Stock Options. As of the contract commencement date, the Company grants to Employee forty thousand (40,000) options, exercisable for the equivalent number of shares of the Company’s common stock. Options will be granted each year thereafter at a rate of forty thousand (40.000) options annually. The exercise price for each option shall be $2.50 for the first year’s options, and 85% of the closing market price on December 31, 2001 for the second year’s options. Exercise of the options may be done on a cashless basis through the Company, using the option price value of each share to satisfy the exercise price. Employee shall be 20% vested in the first 40,000 options as of the commencement of the Term, and shall vest an additional 20% on the anniversary date of this Agreement for each year for four years until fully vested. All options granted in years following the first year shall vest in the same manner, with the vesting period commencing as of the date the options are granted. Employee may not exercise the options during the first twelve months after which those particular options are granted.

5.      Benefit Plans. Employee shall be entitled to participate in the Company’s benefit plans in the same manner and subject to the same terms and conditions as the other senior executives of the company.

6.      Termination. The Company may terminate this Agreement at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean the following (i) if Employee has persistently and willfully failed to devote substantially all of his working time to the operations of the Company, after specific written notice has been given by the Company to Employee of such alleged failure and a 20 day opportunity has been given but nothing has been accomplished to substantially cure such failure; (ii) if Employee is indicted of any criminal offense involving a violation of any federal or state securities laws, embezzlement, fraud, wrongful taking of property involving the Company or any subsidiary or its customers, this Agreement may be terminated by the Company. All unexercised options, if payable, shall be null and void if Employee is convicted; (iii) if Employee fails to abide by the Company’s written supervisory procedures; (iv) any other material violation or breach of this Agreement by Employee, including but not limited to insufficient performance of duties as determined by the Company’s officers, which are not corrected within 20 days after written notice of same.

For a period of three (3) years following termination from the Company, Employee will not recruit or allow Company employees or registered representatives to join a firm with whom Employee is associated with.

7.      Miscellaneous. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior agreements of the parties, written or oral, of any nature whatsoever, (ii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and (iii) shall be governed by the laws of the state of Florida, with venue for any action or arbitration being in Brevard County, Florida (or the territory covering Brevard County, Florida, if it falls outside of Brevard County, Florida) without giving effect to the conflicts of law provisions thereof.

8.      Severability. In the event any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be unenforceable, the remaining terms of this Agreement shall continue to be of full force and effect.

Accepted and agreed to by the undersigned on this day of              November, 2000.

Summit Brokerage Services, line
(“the Company”)

/s/ Richard Parker

By: Richard Parker, its Chief Executive Officer	Witness

/s/ Ronald Caprilla

Ronald Caprilla	Witness
(“Employee”)

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